                OFFER FOR ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON SHARE PURCHASE RIGHTS)
                                       OF
                         UNIVERSAL INTERNATIONAL, INC.
                                ON THE BASIS OF
                ONE SHARE OF COMMON STOCK OF 99CENTS ONLY STORES
      FOR EACH 16 SHARES OF COMMON STOCK OF UNIVERSAL INTERNATIONAL, INC.
                                       BY
                              99CENTS ONLY STORES

 THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW
 YORK CITY TIME, ON            , 1998, UNLESS THE EXCHANGE OFFER IS EXTENDED.

                                                                          , 1998

To:  Brokers, Dealers, Commercial
    Banks, Trust Companies and
    Other Nominees:

    We have been appointed by 99CENTS Only Stores, a California corporation ("99CENTS Only Stores"), to act as Dealer Manager in connection with 99CENTS Only Stores' offer to exchange one share of common stock, no par value per share ("99CENTS Only Stores Common Stock"), of 99CENTS Only Stores for each sixteen
(16) shares of common stock, $.05 par value per share ("Universal Shares"), of Universal International, Inc., a Minnesota corporation ("Universal"), upon the terms and subject to the conditions set forth in the Proxy Statement/Prospectus
dated       , 1998 and the related Letter of Transmittal (which together constitute the "Exchange Offer"). All references to Universal Shares shall include the associated common share purchase rights issued pursuant to the Rights Agreement, dated as of April 19, 1996, between Universal and Norwest Bank Minnesota, National Association, as Rights Agent.

    For your information and for forwarding to your clients for whom you hold Universal Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

    1.  Proxy Statement/Prospectus dated June   , 1998.

    2.  Universal's Annual Report on Form 10-K, as amended.

    3. Letter of Transmittal for your use to tender Universal Shares and for the information of your clients.

    4. Notice of Guaranteed Delivery to be used to accept the Exchange Offer if the Universal Shares and all other required documents cannot be delivered to the Exchange Agent by the Expiration Date (as defined in the Proxy
Statement/Prospectus).

    5. A form of letter which may be sent to your clients for whose accounts you hold Universal Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.

    6. Universal's Solicitation/Recommendation Statement on Schedule 14D-9 with regard to the Exchange Offer.

    7. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

    8. Return envelope addressed to American Stock Transfer and Trust Company, the Exchange Agent.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL

RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON            , 1998,
UNLESS THE EXCHANGE OFFER IS EXTENDED.

    Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), 99CENTS Only Stores will be deemed to have accepted for exchange, and will transfer 99CENTS Only Stores Common Stock in exchange for, all Universal Shares validly tendered and not withdrawn prior to the Expiration Date (as defined in the Proxy Statement/Prospectus) when, as and if 99CENTS Only Stores gives oral or written notice to the Exchange Agent of 99CENTS Only Stores's acceptance of tenders of such Universal Shares for exchange pursuant to the Exchange Offer. Exchange for Universal Shares accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Universal Shares (or confirmation of a book-entry transfer of such Universal Shares into the Exchange Agent's account at one of the Book-Entry Transfer Facilities (as defined in the Proxy Statement/Prospectus), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), or an Agent's Message (as defined in the Proxy Statement/Prospectus) in connection with a book-entry transfer of Universal Shares, and any other required documents.

    In order to take advantage of the Exchange Offer, a duly executed and properly completed Letter of Transmittal, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Universal Shares and any other required documents, should be sent to the Exchange Agent and the tendered Universal Shares should be so delivered, all in accordance with the instructions set forth in the Letter of Transmittal and the Proxy Statement/Prospectus.

    Holders of Universal Shares whose certificates for such shares are not immediately available or who cannot deliver their certificates and all other required documents to the Exchange Agent on or prior to the Expiration Date or who cannot complete the procedures for a book-entry transfer on a timely basis, must tender their Universal Shares according to the guaranteed delivery procedures set forth in the section of the Proxy Statement/Prospectus entitled "THE EXCHANGE OFFER--Procedures for Accepting the Exchange Offer and Tendering Shares."

    99CENTS Only Stores will not pay any fees or commissions to any broker or dealer or other person (other than as described in the Proxy Statement/Prospectus) for soliciting tenders of Universal Shares pursuant to the Exchange Offer. 99CENTS Only Stores will, however, upon request, reimburse you for reasonable and necessary costs and expenses incurred by you in forwarding materials to your clients. All stock transfer taxes applicable to 99CENTS Only Stores's acceptance of Universal Shares pursuant to the Exchange Offer will be paid by or on behalf of 99CENTS Only Stores, subject to Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Exchange Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Proxy Statement/Prospectus.

                                          Very truly yours,
                                          PIPER JAFFRAY INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF 99CENTS ONLY STORES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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